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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                             ASIA WEB HOLDINGS, INC.



         The undersigned, being duly elected and empowered President and Secretary, respectively, of Asia Web Holdings, Inc., a Delaware corporation , and acting to the provisions of Section 242 and 228 of the General Corporation Law of Delaware, do affirm that the resolutions amending the Articles of Incorporation in the following particulars were duly adopted by a majority of the outstanding shares of the corporation in the manner which shall hereinafter be set forth.

         Article I of the Articles of Incorporation is amended in full to read as follows:

                                   "ARTICLE I

           The name of the corporation shall be Case Financial, Inc."

         There are presently 8,735,408 Common Shares of the corporation outstanding.

         The registered owners of more than 4,367,704 Common Shares representing a majority of the corporation's outstanding common stock prior to the effective date of this amendment have entered into a written consent to the foregoing Amendment to the Articles of Incorporation pursuant to Section 228 of the General Corporation Law of the State of Delaware, and thereby in conformance with Section 242(b) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we, Eric A. Alden and Lorne M. Pollock, have executed this Amendment to the Articles of Incorporation in duplicate this 21st day of May 2002 and say:

         That we are the President and Secretary, respectively, of Asia Web Holdings, Inc., duly empowered and instructed by the Board of Directors and Shareholders of Asia Web Holdings, Inc. to execute this Amendment to the Articles of Incorporation; that we have read the foregoing Articles of Amendment to the Articles of Incorporation and know the contents thereof and that the same is true to the best of our knowledge and belief.


                                               /s/ Eric A. Alden
                                               -----------------------------
                                               Eric A. Alden, President


                                               /s/ Lorne M. Pollock
                                               -----------------------------
                                               Lorne M. Pollock, Secretary